                                                                       EXHIBIT 5


                      (BASS, BERRY & SIMS PLC LETTERHEAD)


                                January 17, 2002

Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, TN 37201

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission on January 17, 2002, covering 203,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), to be offered by the Company.

         In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock to be offered by the Company, when and as described in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.

                                         Sincerely,

                                         /s/ Bass, Berry and Sims PLC